Exhibit (a)(5)(A)

Contact:	Patrick Suehnholz Director of Investor Relations Greenhill & Co., Inc. (212) 389-1800

GREENHILL & CO. ANNOUNCES PRELIMINARY RESULTS OF ITS MODIFIED

DUTCH AUCTION TENDER OFFER

NEW YORK, NEW YORK, March 15, 2018 – Greenhill & Co., Inc. (NYSE: GHL) today announced the preliminary results of its modified Dutch auction tender offer to purchase for cash up to $110.0 million of shares of its common stock, par value $0.01 per share (the “Shares”) at a purchase price not greater than $20.50 nor less than $18.50 per share, which expired at 11:59 P.M., New York City time, on Wednesday, March 14, 2018.

Based on the preliminary count by American Stock Transfer & Trust Co., LLC, the depositary for the tender offer, a total of 1,062,101 Shares were properly tendered and not properly withdrawn at or below the purchase price of $20.50 per share, including 41,144 Shares that were tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on a preliminary count by the depositary, Greenhill expects to acquire 1,062,101 Shares at a price of $20.50 per share, for an aggregate cost of approximately $21.8 million, excluding fees and expenses relating to the tender offer. The Shares expected to be accepted represent approximately 4% of Greenhill’s total outstanding Shares as of March 14, 2018.

The number of Shares expected to be purchased in the tender offer and the purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered by notice of guaranteed delivery will be delivered within the prescribed two trading day settlement period. The final number of Shares to be purchased in the tender offer and the final aggregate cash purchase price will be announced following the expiration of the guaranteed delivery period and completion of the confirmation process by the depositary. Payment for the shares accepted for purchase pursuant to the tender offer will occur promptly thereafter.

The Company’s tender offer was made pursuant to an Offer to Purchase and Letter of Transmittal, each dated February 12, 2018, and as amended and supplemented on March 1, 2018.

Greenhill & Co., LLC acted as the dealer manager for the tender offer. Georgeson LLC acted as the information agent for the tender offer. All inquiries about the tender offer should be directed to Greenhill & Co., LLC toll-free at 1-888-504-7336 or Georgeson LLC toll-free at 1-877-278-4775.

About Greenhill

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, San Francisco, São Paulo, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

Greenhill has made statements in this press release that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “likely”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about Greenhill, may include projections of Greenhill’s future financial performance, based on its growth strategies and anticipated trends in its business. These statements are only predictions based on Greenhill’s current expectations and projections about future events. There are important factors that could cause Greenhill’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in Greenhill’s 2017 Annual Report on Form 10-K, and carefully review the other reports filed by us with the SEC from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Greenhill is under no duty to and it does not undertake any obligation to update or review any of these forward-looking statements after the date of this press release.

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